Exhibit 10.1


                  ____________________________________________

                              EMPLOYMENT AGREEMENT
                                  ("Agreement")

                               - by and between -

                              WYNN RESORTS, LIMITED
                                  ("Employer")

                                     - and -

                                 WESLEY ALLISON
                                  ("Employee")
                  ____________________________________________

                           DATED: as of May 8, 2006
                  ____________________________________________

                          _____________________________

                              EMPLOYMENT AGREEMENT
                          _____________________________

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 8th day of May, 2006, by and between WYNN RESORTS, LIMITED ("Employer") and WESLEY ALLISON ("Employee").

                              W I T N E S S E T H:

         WHEREAS, Employer is a corporation duly organized and existing under the laws of the State of Nevada, maintains its principal place of business at 3131 Las Vegas Boulevard, South, Las Vegas, Nevada 89109, and is engaged in the business of developing, owning and operating a casino resort at such place of business; and,

         WHEREAS, in furtherance of its business, Employer has need of qualified, experienced personnel; and,

         WHEREAS, Employee is an adult individual residing in Clark County, Nevada; and,

         WHEREAS, Employee has represented and warranted to Employer that Employee possesses sufficient qualifications and expertise in order to fulfill the terms of the employment stated in this Agreement; and,

         WHEREAS, Employee has represented and warranted to Employer that Employee is not subject to any agreement with any party that would prohibit Employer from offering Employee a position with Employer and Employer is offering Employee a position with Employer based upon such representation.; and,

         WHEREAS, Employer is willing to employ Employee, and Employee is desirous of accepting employment from Employer under the terms and pursuant to the conditions set forth herein;

         NOW, THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employer and Employee do hereby covenant and agree as follows:

         1. DEFINITIONS. As used in this Agreement, the words and terms hereinafter defined have the respective meanings ascribed to them, unless a different meaning clearly appears from the context:

                  (a) "Affiliate" - means with respect to a specified Person, any other Person who or which is (i) directly or indirectly controlling, controlled by or under common control with the specified Person, or (ii) any member, director, officer or manager of the specified Person. For purposes of this definition, only, "control", "controlling", and "controlled" mean the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity. For purposes hereof, "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

                  (b) "Anniversary" - means each anniversary date of the Effective Date during the Term (as defined in Section 6 hereof).

                  (c) "Cause" - means

                      (i) the willful destruction by Employee of the property of
                  Employer or its Affiliate having a material value to Employer or such Affiliate;

                      (ii) fraud, embezzlement, theft, or comparable dishonest
                  activity committed by Employee (excluding acts involving a de minimis dollar value and not related to Employer or its Affiliate);

                      (iii) Employee's conviction of or entering a plea of
                  guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude (excluding acts involving a de minimis dollar value and not related to Employer or its Affiliate);

                      (iv) Employee's breach, neglect, refusal, or failure to
                  materially discharge his duties (other than due to physical or mental illness) commensurate with his title and function, or Employee's failure to comply with the lawful directions of Employer;

                      (v) a willful and knowing material misrepresentation to
                  Employer;

                      (vi) a willful violation of a material policy of Employer
                  or its Affiliate, which does or could result in material harm to Employer or to Employer's reputation, or that of its Affiliate; or

                      (vii) Employee's material violation of a statutory or
                  common law duty of loyalty or fiduciary duty to Employer or its Affiliate,

                  provided, however, that Employee's disability due to illness or accident or any other mental or physical incapacity shall not constitute "Cause" as defined herein.

                  (d) "Complete Disability" - means the inability of Employee, due to illness or accident or other mental or physical incapacity, to perform his obligations under this Agreement for a period as defined by Employer's local disability plan or plans.

                  (e) "Confidential Information" - means any information that is possessed or developed by or for Employer or its Affiliate and which relates to the Employer's or Affiliate's existing or potential business or technology, which is not generally known to the public or to persons engaged in business similar to that conducted or contemplated by Employer or Affiliate, or which Employer or Affiliate seeks to protect from disclosure to its existing or potential competitors or others, and includes without limitation know how, business and technical plans, strategies, existing and proposed bids, costs, technical developments, purchasing history, existing and proposed research projects, copyrights, inventions, patents, intellectual property, data, process, process parameters, methods, practices, products, product design information, research and development data, financial records, operational manuals, pricing and price lists, computer programs and information stored or developed for use in or with computers, customer information, customer lists, supplier lists, marketing plans, financial information, financial or business projections, and all other compilations of information which relate to the business of Employer or Affiliate, and any other proprietary material of Employer or Affiliate, which have not been released to the general public. Confidential Information also includes information received by Employer or any of its Affiliates from others that the Employer or Affiliate has an obligation to treat as confidential.

                  (f) "Effective Date" - means May 8, 2006.

                  (g) "Trade Secrets" - means unpublished inventions or works of authorship, as well as all information possessed by or developed by or for Employer or its Affiliate, including without limitation any formula, pattern, compilation, program device, method, technique, product, system, process, design, prototype, procedure, computer programming or code that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by the public or other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable to maintain its secrecy.

                  (h) "Work of Authorship" - means any computer program, code or system as well as any literary, pictorial, sculptural, graphic or audio visual work, whether published or unpublished, and whether copyrightable or not, in whatever form and jointly with others that (i) relates to any of Employer's or its Affiliate's existing or potential products, practices, processes, formulations, manufacturing, engineering, research, equipment, applications or other business or technical activities or investigations; or (ii) relates to ideas, work or investigations conceived or carried on by Employer or its Affiliate or by Employee in connection with or because of performing services for Employer or its Affiliate.

         2. NO CONFLICT. Employee represents and warrants to Employer that Employee is not subject to the terms or conditions of any agreement, whether written or oral, that would prohibit or prevent Employee from accepting a position with Employer pursuant to the terms of this Agreement or conflicts with the terms of this Agreement.

         3. BASIC EMPLOYMENT AGREEMENT. Subject to the terms and pursuant to the conditions hereinafter set forth, Employer hereby employs Employee during the Term hereinafter specified to serve in a capacity, under a title, and with such duties not inconsistent with those set forth in Section 4 of this Agreement, as the same may be modified and/or assigned to Employee by Employer from time to time; provided, however, that no change in Employee's duties shall be permitted if it would result in a material reduction in the level of Employee's duties as in effect prior to the change, it being understood, however, that a change in Employee's reporting responsibilities is not, itself, a basis for finding a material reduction in the level of duties.

         4. DUTIES OF EMPLOYEE. Employee shall perform such duties assigned to Employee by Employer as are generally associated with the duties of Chief Accounting Officer for Employer or such similar duties as may be assigned to Employee by Employer as Employer may determine. Employee's duties shall include, but not be limited to: (i) the efficient and continuous operation of Employer and its Affiliates; (ii) the preparation of relevant budgets and allocation of relevant funds; (iii) the selection and delegation of duties and responsibilities of subordinates; (iv) the direction, review and oversight of all programs under Employee's supervision; and (v) such other and further duties as may be assigned by Employer to Employee from time to time. The foregoing notwithstanding, Employee shall devote such time to Employer's Affiliates as may be required by Employer, provided such duties are not inconsistent with Employee's primary duties to Employer hereunder.

         5. ACCEPTANCE OF EMPLOYMENT. Employee hereby unconditionally accepts the employment set forth hereunder, under the terms and pursuant to the conditions set forth in this Agreement. Employee hereby covenants and agrees that, during the Term, Employee will devote the whole of Employee's normal and customary working time and best efforts solely to the performance of Employee's duties under this Agreement and that, except upon Employer's prior express written authorization to that effect, Employee shall not perform any services for any casino, hotel/casino or other similar gaming or gambling operation not owned by Employer or any of Employer's Affiliates.

         6. TERM. Unless sooner terminated as provided in this Agreement, the term of this Agreement (the "Term") shall consist of three (3) years commencing on the Effective Date of this Agreement and terminating on the third Anniversary of the Effective Date at which time the terms of this Agreement shall expire and shall not apply to any continued employment of Employee by Employer, except for those obligations under Sections 10 and 11. Following the Term, unless the parties enter into a new written contract of employment, (a) any continued employment of Employee shall be at-will, (b) any or all of the other terms and conditions of Employee's employment may be changed by Employer at its discretion, with or without notice, and (c) the employment relationship may be terminated at any time by either party, with or without cause or notice.

         7. SPECIAL TERMINATION PROVISIONS. Notwithstanding the provisions of
Section 6 of this Agreement, this Agreement shall terminate upon the occurrence of any of the following events:

                  (a) the death of Employee;

                  (b) the giving of written notice from Employer to Employee of the termination of this Agreement upon the Complete Disability of Employee;

                  (c) the giving of written notice by Employer to Employee of the termination of this Agreement upon the discharge of Employee for Cause;

                  (d) the giving of written notice by Employer to Employee of the termination of this Agreement following a disapproval of this Agreement or the denial, suspension, limitation or revocation of Employee's License (as defined in Subsection 9(b) of this Agreement); or

                  (e) the giving of written notice by Employee to Employer upon a material breach of this Agreement by Employer, which material breach remains uncured for a period of thirty (30) days after the giving of such notice.

In the event of a termination of this Agreement pursuant to the provisions of Subsection 7(a), (b), (c), or (d), Employer shall not be required to make any payments to Employee other than payment of Base Salary and vacation pay accrued but unpaid and expenses incurred but not reimbursed through the termination date; specifically, in such event, Employee shall not be entitled to any benefits pursuant to any severance plan in effect by Employer or any of its Affiliates.

         8. COMPENSATION TO EMPLOYEE. For and in complete consideration of Employee's full and faithful performance of Employee's duties under this Agreement, Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, the following items of compensation:

                  (a) Base Salary. Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary at the rate of Three Hundred Thousand Dollars ($300,000.00) per annum, payable in such weekly, bi-weekly or semi-monthly installments as shall be convenient to Employer (the "Base Salary"). Such Base Salary shall be subject to periodic merit reviews and may be increased, but not decreased, as a result of any such review. Such Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including but not limited to any bonus plan, stock incentive plan, profit sharing plan, pension plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, or any other benefit plan which may be in effect during the Term.

                  (b) Bonus Compensation. Employee will be eligible to receive an annual bonus pursuant a performance-based bonus plan under which Employee's annual target base bonus shall be forty percent (40%) of Employee's Base Salary which can be increased or decreased depending on Company annual performance.

                  (c) Employee Benefit Plans. Employer hereby covenants and agrees that it shall include Employee, if otherwise eligible, in any profit sharing plan, pension plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, and any other benefit plan which may be placed in effect by Employer or any of its Affiliates and generally available to Employer's employees during the Term. Nothing in this Agreement shall limit Employer's or any of its Affiliates' ability to exercise the discretion provided to it under any employee benefit plan, or to adopt, amend or terminate any benefit plan at any time. Employee's eligibility for medical and/or hospitalization benefits shall begin on the Effective Date.

                  (d) Expense Reimbursement. During the Term and provided the same are authorized in advance by Employer, Employer shall either pay directly or reimburse Employee for Employee's reasonable expenses incurred for the benefit of Employer in accordance with Employer's general policy regarding expense reimbursement, as the same may be modified from time to time. Prior to such payment or reimbursement, Employee shall provide Employer with sufficient detailed invoices of such expenses as may be required by Employer's policy.

                  (e) Vacations and Holidays. Commencing as of the Effective Date, Employee shall be entitled to annual paid vacation and paid holidays (or, at Employer's option, an equivalent number of paid days off) in accordance with Employer's respective standard policies but not less than two (2) weeks vacation per annum.

                  (f) Signing Bonus. On the Effective Date, Employer shall pay to Employee a one-time, lump-sum bonus of Thirty Thousand Dollars ($30,000.00) provided this Agreement is still in effect and has not been terminated by either party.

                  (g) Withholdings. All compensation provided to Employee by Employer under this Section 8 shall be subject to applicable withholdings for federal, state or local income or other taxes, Social Security Tax, Medicare Tax, State Unemployment Insurance, State Disability Insurance, charitable contributions and the like.

                  (h) Equity Grant. Following the Effective Date, management of the Employer shall recommend to the Compensation Committee of the Board of Directors of Wynn Resorts, Limited that Employee be granted 5,000 shares of restricted stock of Wynn Resorts, Limited common stock pursuant to the Wynn Resorts, Limited 2002 Stock Incentive Plan.

         9. LICENSING REQUIREMENTS.

                  (a) Employer and Employee hereby covenant and agree that this Agreement may be subject to the approval of one or more gaming regulatory authorities (the "Authorities") pursuant to the provisions of the relevant gaming regulatory statutes (the "Gaming Acts") and the regulations promulgated thereunder (the "Gaming Regulations"). Employer and Employee hereby covenant and agree to use their best efforts to obtain any and all approvals required by the Gaming Acts and/or Gaming Regulations. In the event that (i) an approval of this Agreement by the Authorities is required for Employee to carry out his duties and responsibilities set forth in Section 4 of this Agreement, (ii) Employer and Employee have used their best efforts to obtain such approval, and (iii) this Agreement is not so approved by the Authorities, then this Agreement shall immediately terminate and shall be null and void.

                  (b) If applicable, Employer and Employee hereby covenant and agree that, in order for Employee to discharge the duties required under this Agreement, Employee must apply for or hold a license, registration, permit or other approval (the "License") as issued by the Authorities pursuant to the terms of the relevant Gaming Act and as otherwise required by this Agreement. In the event Employee fails to apply for and secure, or the Authorities refuse to issue or renew Employee's License, Employee, at

         Employer's sole cost and expense, shall promptly defend such action and shall take such reasonable steps as may be required to either remove the objections or secure or reinstate the Authorities' approval, respectively. The foregoing notwithstanding, if the source of the objections or the Authorities' refusal to renew or maintain Employee's License arise as a result of any of the events described in Subsection 1(c) of this Agreement, then Employer's obligations under this Section 9 also shall not be operative and Employee shall promptly reimburse Employer upon demand for any expenses incurred by Employer pursuant to this Section 9.

                  (c) Employer and Employee hereby covenant and agree that the provisions of this Section 9 shall apply in the event Employee's duties require that Employee also be licensed by governmental agencies other than the Authorities.

         10. CONFIDENTIALITY.

                  (a) Employee hereby warrants, covenants and agrees that Employee shall not directly or indirectly use or disclose any Confidential Information, Trade Secrets, or Works of Authorship, whether in written, verbal, or model form, at any time or in any manner, except as required in the conduct of Employer's business or as expressly authorized by Employer in writing. Employee shall take all necessary and available precautions to protect against the unauthorized disclosure of Confidential Information, Trade Secrets, or Works of Authorship. Employee acknowledges and agrees that such Confidential Information, Trade Secrets, or Works of Authorship are the sole and exclusive property of Employer or its Affiliate.

                  (b) Employee shall not remove from Employer's premises any Confidential Information, Trade Secrets, Works of Authorship, or any other documents pertaining to Employer's or its Affiliate's business, unless expressly authorized by Employer in writing. Furthermore, Employee specifically covenants and agrees not to make any duplicates, copies, or reconstructions of such materials and that, if any such duplicates, copies, or reconstructions are made, they shall become the property of Employer or its Affiliate upon their creation.

                  (c) Upon termination of Employee's employment with Employer, Employee shall turn over to Employer the originals and all copies of any and all papers, documents and things, including information stored for use in or with computers and software, all files, Rolodex cards, phone books, notes, price lists, customer contracts, bids, customer lists, notebooks, books, memoranda, drawings, or other documents: (i) made, compiled by, or delivered to Employee concerning any customer served by Employer or its Affiliate or any product, apparatus, or process manufactured, used, developed or investigated by Employer; (ii) containing any Confidential Information, Trade Secret or Work of Authorship; or (iii) otherwise relating to Employee's performance of duties under this Agreement. Employee further acknowledges and agrees that all such documents are the sole and exclusive property of Employer or its Affiliate.

                  (d) Employee hereby warrants, covenants and agrees that Employee shall not disclose to Employer, or any Affiliate, officer, director, employee or agent of Employer, any proprietary or confidential information or property, including but not limited to any trade secret, formula, pattern, compilation, program, device, method, technique or process, which Employee is prohibited by contract, or otherwise, to disclose to Employer (the "Restricted Information"). Employee agrees that Employee shall not use any such Restricted Information in connection with the performance of Employee's employment with Employer. In the event, Employer requests Restricted Information from Employee, Employee shall advise Employer that the information requested is Restricted Information and may not be disclosed by Employee.

                  (e) The obligations of this Section 10 are continuing and shall survive the termination of Employee's employment with Employer.

         11. RESTRICTIVE COVENANT/NO SOLICITATION.

                  (a) Employee hereby covenants and agrees that during the Term, or for such period as Employer continues to employ or compensate Employee, whichever is longer, Employee shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member of a limited liability company, shareholder of a closely held corporation, or shareholder in excess of two (2%) per cent of a publicly traded corporation, corporate officer or director, manager, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the principal business activity of Employer or its Affiliates, in or about any market in which Employer or its Affiliates have or have publicly announced a plan to have hotel or gaming operations.

                  (b) Employee hereby further covenants and agrees that, during the Term and for a period of one (1) year following the expiration of the Term, Employee shall not directly or indirectly solicit or attempt to solicit for employment any management level employee of Employer or its Affiliates with or on behalf of any business that is in competition in any manner whatsoever with the principal business activity of Employer or its Affiliates, in or about any market in which Employer or its Affiliates have or have publicly announced a plan to have hotel or gaming operations.

                  (c) Employee hereby further covenants and agrees that the restrictive covenants contained in this Section 11 are reasonable as to duration, terms and geographical area and that they protect the legitimate interests of Employer, impose no undue hardship on Employee, and are not injurious to the public. In the event that any of the restrictions and limitations contained in this Section 11 are deemed to exceed the time, geographic or other limitations permitted by Nevada law, the parties agree that a court of competent jurisdiction shall revise any offending provisions so as to bring this Section 11 within the maximum time, geographical or other limitations permitted by Nevada law.

         12. REMEDIES. Employee acknowledges that Employer has and will continue to deliver, provide and expose Employee to certain knowledge, information, practices, and procedures possessed or developed by or for Employer at a considerable investment of time and expense, which are protected as confidential and which are essential for carrying out Employer's business in a highly competitive market. Employee also acknowledges that Employee will be exposed to Confidential Information, Trade Secrets, Works of Authorship, inventions and business relationships possessed or developed by or for Employer or its Affiliates, and that Employer or its Affiliates would be irreparably harmed if Employee were to improperly use or disclose such items to competitors, potential competitors or other parties. Employee further acknowledges that the protection of Employer's and its Affiliates' customers and businesses is essential, and understands and agrees that Employer's and its Affiliates' relationships with its customers and its employees are special and unique and have required a considerable investment of time and funds to develop, and that any loss of or damage to any such relationship will result in irreparable harm. Consequently, Employee covenants and agrees that any violation by Employee of Section 10 or 11 shall entitle Employer to immediate injunctive relief in a court of competent jurisdiction. Employee further agrees that no cause of action for recovery of materials or for breach of any of Employee's representations, warranties or covenants shall accrue until Employer or its Affiliate has actual notice of such breach.

         13. BEST EVIDENCE. This Agreement shall be executed in original and "Xerox" or photostatic copies and each copy bearing original signatures in ink shall be deemed an original.

         14. SUCCESSION. This Agreement shall be binding upon and inure to the benefit of Employer and Employee and their respective successors and assigns.

         15. ASSIGNMENT. Employee shall not assign this Agreement or delegate his duties hereunder without the express written prior consent of Employer thereto. Any purported assignment by Employee in violation of this Section 15 shall be null and void and of no force or effect. Employer shall have the right to assign this Agreement freely, including without limitation Employee's obligations under Section 11, and Employee hereby acknowledges receipt of consideration in exchange for Employee's consent to the assignability of Employee's obligations under Section 11 that is additional to and separate from the consideration provided to Employee exchange for the other covenants in this Agreement.

         16. AMENDMENT OR MODIFICATION. This Agreement may not be amended, modified, changed or altered except by a writing signed by both Employer and Employee.

         17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of laws principles.

         18. NOTICES. Any and all notices required under this Agreement shall be in writing and shall be either hand-delivered or mailed, certified mail, return receipt requested, addressed to:

             TO EMPLOYER:              Wynn Resorts, Limited
                                       3131 Las Vegas Boulevard South
                                       Las Vegas, Nevada 89109
                                       Attn:  President

             WITH A COPY               Wynn Resorts, Limited
             THAT SHALL NOT BE         3131 Las Vegas Boulevard South
             NOTICE TO:                Las Vegas, Nevada 89109
                                       Attn:  Legal Department

             TO EMPLOYEE:              Mr. Wesley Allison
                                       1008 Sparkling Amber Court
                                       Las Vegas, NV  89144

All notices hand-delivered shall be deemed delivered as of the date actually delivered. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked. Any changes in any of the addresses listed herein shall be made by notice as provided in this Section 18.

         19. INTERPRETATION. The preamble recitals to this Agreement are incorporated into and made a part of this Agreement; titles of sections are for convenience only and are not to be considered a part of this Agreement.

         20. SEVERABILITY. In the event any one or more provisions of this Agreement is declared judicially void or otherwise unenforceable, the remainder of this Agreement shall survive and such provision(s) shall be deemed modified or amended so as to fulfill the intent of the parties hereto.

         21. DISPUTE RESOLUTION. Except for equitable actions seeking to enforce the provisions of Sections 9, 10 and 11 of this Agreement, jurisdiction and venue for which is hereby granted to the court of general trial jurisdiction in Las Vegas, Nevada, any and all claims, disputes, or controversies arising between the parties hereto regarding any of the terms of this Agreement or the breach thereof, on the written demand of either of the parties hereto, shall be submitted to and be determined by final and binding arbitration held in Las Vegas, Nevada, in accordance with Employer's or its Affiliates' arbitration policy governing employment disputes, or, in the absence of any such policy, as conducted by and in accordance with the employment dispute rules of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable in any court of competent jurisdiction.

         22. WAIVER. None of the terms of this Agreement, including this Section 22, or any term, right or remedy hereunder shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

         23. PAROL. This Agreement constitutes the entire agreement between Employer and Employee, and supersedes any prior understandings, agreements, undertakings or severance policies or plans by and between Employer or its Affiliates, on the one side, and Employee, on the other side, with respect to its subject matter or Employee's employment with Employer or its Affiliates.

         24. INDEMNIFICATION. Employer agrees to indemnify, defend, and hold harmless Employee from all liabilities, claims of liability, or expenses (including attorney's fees and expert witness fees) arising directly or indirectly in connection with any action brought by The Venetian Casino Resort, LLC ("VCR") or Las Vegas Sands Corp. ("LVS") or any affiliates thereof against Employee due to Employee's termination of Employee's employment with the VCR. Employer's agreement to provide such indemnification is subject to (i) Employee's representation to Employer that the terms of Employee's entire employment arrangement with VCR is set forth in that certain offer letter from VCR to Employee executed by the Employee on July 25, 2005 and the public announcement of Employee's appointment as Interim Chief Accounting Officer for LVS; and (ii) that Employee not violate any confidentiality obligation owed by Employee to VCR. It is not Employer's intention to harm VCR or LVS in any way and, to the extent reasonably requested by either of VCR or LVS, Employer expects you to cooperate with VCR to ensure transition of your duties and instructs you not to take any confidential information or documentation from VCR or LVS. In case of a claim for which Employee is entitled to indemnity, Employer shall assume the defense of the claim, conduct all proceedings or negotiations and take all other required or appropriate steps to settle or defend any such claim to conclusion. Employee shall have the right, but not the obligation, to employ separate counsel and participate in the defense thereof at its own expense.

         IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

    WYNN RESORTS, LIMITED                         EMPLOYEE

By:   /s/ Marc Schorr                         /s/ Wesley Allison
    ----------------------------           ----------------------------
Name:     Marc Schorr                             Wesley Allison
    ----------------------------

Its:  Chief Operating Officer
    ----------------------------